Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

TORONTO, MONTREAL, OTTAWA

INDEPENDENT AUDITORS’ CONSENT

We consent to the use of our report dated July 12, 2006 with respect to the consolidated balance sheet of Bontan Corporation Inc. as of March 31, 2006 and the related consolidated statement of operations, shareholders' equity and cash flows for the year then incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/

Toronto, Ontario, Canada

Chartered Accountants

November 17, 2006

1167 Caledonia Road

Toronto, Ontario M6A 2X1

Tel:  416 785 5353

Fax:  416 785 5663